Exhibit 10.3

EQUITY HOLDER AGREEMENT

This EQUITY HOLDER AGREEMENT (this “Agreement”) is entered into as of October 4, 2017, by and among Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “REIT”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), and each of the individuals signatory hereto (each, an “Equity Holder” and, collectively, the “Equity Holders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Operating Partnership will acquire a portfolio of properties currently owned, directly or indirectly, by Phillips Edison Limited Partnership, a Delaware limited partnership (“PELP”), pursuant to that certain Contribution Agreement, dated as of May 18, 2017 (the “Contribution Agreement”), by and among the REIT, the Operating Partnership, PELP and certain other contributors listed on Exhibit A thereto (collectively, “Contributors”) and Jeffrey S. Edison (“JSE”) as Contributors’ Representative (as defined therein), in exchange for consideration that includes cash, common units of limited partnership interest in the Operating Partnership (“OP Units”) and contingent rights to receive additional OP Units pursuant to certain earn-out provisions in the Contribution Agreement;

WHEREAS, PELP and the other Contributors anticipate that, concurrently with or immediately after the closing of the transactions contemplated by the Contribution Agreement (the “Closing”), they will distribute a substantial portion of the OP Units received at the Closing to their partners and members, including the Equity Holders, who will then become direct limited partners in the Operating Partnership and hold a significant portion of the fully diluted equity of the REIT; and

WHEREAS, as a condition to the Closing, the parties hereto are entering into this Agreement to (i) limit Transfers of certain OP Units by the Equity Holders for certain periods, (ii) provide JSE with certain Board rights and (iii) provide the Equity Holders with certain registration and information rights, in each case, subject in all cases to the exceptions and other terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Unless otherwise defined in this Agreement, capitalized terms have the meanings given to them in that certain Third Amended and Restated Agreement of Limited Partnership of the REIT, dated as of the Closing Date (the “OP Agreement”). Without otherwise limiting the foregoing, for purposes of this Agreement the following terms shall apply:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Ownership” has the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the term “Beneficially Own” has a meaning correlative to the foregoing.

“Board” means the board of directors of the REIT.

“Cause” means, with respect to an Equity Holder, the meaning given to such term in the Executive Severance and Employment Agreement between such Equity Holder and Phillips Edison & Company, Ltd.

“Closing Date” has the meaning assigned to it in the Contribution Agreement.

“Consent of the REIT” means the prior written consent of the REIT, as the general partner of the Operating Partnership, pursuant to a resolution duly adopted by the Special Committee (as defined in the Contribution Agreement) or any other committee of independent and disinterested directors on the Board that is delegated with the authority to provide such consent by the Board.

“Escrowed Consideration” has the meaning assigned to it in the Contribution Agreement.

“Fundamental Transaction” means either (i) a “Transaction,” as defined in the OP Agreement, or (ii) a “Business Combination,” as defined in the OP Agreement, that, in the case of this clause (ii), results in a change in the Beneficial Ownership of more than fifty percent (50%) of the outstanding voting equity interests of the Operating Partnership.

“Good Reason” means, with respect to an Equity Holder, the meaning given to such term in the Executive Severance and Change in Control Plan of the REIT.

“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency, department or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational).

“Immediate Family” means any family relationship by blood, marriage or adoption, not more remote than first cousin.

“Incapacity” has the meaning assigned to it in Section 4.4(a) of the OP Agreement.

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“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other contract with, any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Law” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, Judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lock-up Period” means the period beginning on the date of this Agreement and ending (i) with respect to JSE, on the three (3) year anniversary of the Closing Date, and (ii) with respect to each other Equity Holder, on the two (2) year anniversary of the Closing Date.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Restricted OP Units” means, with respect to an Equity Holder: (i) all OP Units distributed to such Equity Holder at or substantially around the time of the Closing, plus (ii) such Equity Holder’s ratable interest in (x) any OP Units held by PELP or any of its Affiliates (including the other Contributors) on the date of this Agreement, (y) the Class B Units held by PELP or its Affiliates (including the other Contributors) on the date of this Agreement and which are eligible to convert to OP Units pursuant to the OP Agreement after the date of this Agreement, and (z) the OP Units included in the Escrowed Consideration (in each case, as adjusted (if applicable) for any unit split, combination, distribution on units made in units or other recapitalization or reclassification of units effected after the date of this Agreement, as such adjustment may be deemed necessary and appropriate in the reasonable, good faith judgment of the Board).

ARTICLE II

Lock-up of restricted op units

Section 2.1           Lock-up. Subject to Section 2.2 below, but without otherwise limiting or affecting the limitations on Transfers otherwise set forth in the OP Agreement, each Equity Holder agrees not to Transfer any Restricted OP Unit until the expiration of his applicable Lock-up Period without the Consent of the REIT.

Section 2.2           Qualified Exceptions. Notwithstanding Section 2.1, but subject to the proviso at the end of this Section 2.2, each Equity Holder shall be entitled to make the following Transfers of Restricted OP Units:

(a)          pledges as collateral by such Equity Holder or any of its Affiliates in connection with a bona fide borrowing or hedging transaction, and Transfers of such Restricted OP Units that result from the bona fide exercise of lender remedies in connection with any such borrowing or hedging transaction;

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(b)          Transfers to one or more members of such Equity Holder’s Immediate Family or to any trust for the direct or indirect benefit of such Equity Holder or one or more members of his Immediate Family, provided that such Equity Holder and/or one or more members of his Immediate Family continue to Beneficially Own such Restricted OP Units throughout the applicable Lock-up Period;

(c)          Transfers to Affiliates of such Equity Holder, provided that such Equity Holder or one or more members of his Immediate Family continue to Beneficially Own such Restricted OP Units throughout the applicable Lock-up Period;

(d)          Transfers that are bona fide gifts or charitable donations; and/or

(e)          Transfers to raise cash for the settlement of, or in settlement of, tax obligations in respect of phantom income solely attributable to the ownership of the Restricted OP Units;

provided, however, that the aggregate amount of any such Transfers by such Equity Holder described in clauses (a) through (e) above shall not exceed 50% of such Equity Holder’s Restricted OP Units.

Section 2.3           Other Exceptions. Notwithstanding Section 2.1, the REIT and the Operating Partnership agree that each Equity Holder shall also be entitled to make the following Transfers of Restricted OP Units:

(a)          Transfers required by Law or any Judgment, including pursuant to a qualified domestic order or in connection with a divorce settlement, or pursuant to will or intestate succession upon the death of such Equity Holder;

(b)          with the Consent of the REIT, Transfers to the REIT, the Operating Partnership or one or more of their wholly-owned subsidiaries; and/or

(c)          Transfers pursuant to or in connection with any Fundamental Transaction approved by the Board.

Section 2.4           Early Termination Upon Specified Events. Notwithstanding anything to the contrary in this Agreement, an Equity Holder’s Lock-up Period shall terminate upon any of the following events:

(a)          the Incapacity (including death) of such Equity Holder;

(b)          termination of such Equity Holder’s employment with the REIT, Operating Partnership and their subsidiaries (as applicable) either (i) without Cause by the REIT, Operating Partnership or such subsidiary, or (ii) by such Equity Holder for Good Reason; and/or

(c)          the consummation of any Fundamental Transaction.

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ARTICLE III

OTHER RIGHTS

Section 3.1           Nomination Rights.

(a)          Subject to Section 3.1(b) below, the Board (or a duly authorized committee thereof) shall continue to include JSE or, subject to Section 3.1(c) below, his designee as a nominee in its slate of directors for election by the REIT’s stockholders at each of the ten (10) succeeding annual meetings following the Closing (or at each special meeting of the REIT’s stockholders called for the purpose of electing directors of the REIT during such time period), and at any adjournment or postponement thereof. The REIT agrees to use its reasonably best efforts to solicit the vote of stockholders of the REIT to elect JSE or, subject to Section 3.1(c) below, his designee to the Board (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the REIT to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the REIT vote in favor of nominating JSE or, subject to Section 3.1(c) below, his designee to the Board).

(b)          This nomination right shall automatically terminate in the event that JSE sells, pledges, donates, gifts or otherwise transfers more than thirty-five percent (35%) in the aggregate of the OP Units (and any shares of the common stock of the REIT (“Common Stock”) he receives in exchange therefor) that he beneficially owns as of the Closing (other than to Affiliates; provided, however, that beneficial ownership of the OP Units continues to be held by JSE, his family or estate-planning entities controlled by JSE).

(c)          Any designee of JSE entitled to be nominated for election to the Board as provided in this Section 3.1 shall be subject to approval by the Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 3.2           Registration and Rule 144 Information Rights.

(a)          Following any listing of the Common Stock on a national securities exchange, the REIT shall, to the extent it files a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) following the effectiveness of such listing, (i) provide each Equity Holder the opportunity to be named as a selling securityholder in such shelf registration statement (or in a separate “resale” shelf registration statement on Form S-3) (the “Registration Statement”) and to register such number of shares of Common Stock held by (or receivable upon the exchange of OP Units held by) such Equity Holder as such Equity Holder may request and (ii) use reasonable efforts to cause such Registration Statement to become and remain effective, until the earliest of (y) such time as no Equity Holder is an Affiliate of the REIT, or (z) the date on which all shares of Common Stock held by (or receivable upon the exchange of OP Units held by) each Equity Holder and covered by such Registration Statement have been sold. Notwithstanding the foregoing, if the filing, initial effectiveness or continued use of such Registration Statement would require the REIT to make a public disclosure of material non-public information, which disclosure in the good faith determination of the REIT (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or (iii) would reasonably be expected to adversely affect in any material respect the REIT or its business or the REIT’s ability to effect a bona fide material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the REIT may, upon giving written notice to each Equity Holder participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (and any related prospectus), provided that the REIT shall not be permitted to do so for any single period of time in excess of 90 days, or for periods exceeding, in the aggregate, 120 days during any 12-month period. In the event that the REIT exercises its rights under the preceding sentence, each Equity Holder agrees to suspend, promptly upon receipt of the written notice referred to above, the use of the Registration Statement (and any related prospectus) in connection with any sale or offer to sell shares of Common Stock held by (or receivable upon the exchange of OP Units held by) such Equity Holder until such Equity Holder is advised in writing by the REIT that the use of such Registration Statement (and any related prospectus) may be resumed.

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(b)          As long as any Equity Holder owns shares of Common Stock or OP Units, and as long as the REIT is required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the REIT shall (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), at all times after the Closing; (ii) use reasonable efforts to file with the Commission in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of the REIT under Section 13 or 15(d) of the Exchange Act at any time after the Closing; and (iii) furnish to any Equity Holder so long as such Equity Holder owns shares of Common Stock or OP Units, promptly upon request by such Equity Holder, a written statement by the REIT as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the REIT, and such other reports and documents so filed or furnished by the REIT as such Equity Holder may reasonably request.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1           GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 4.2           Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by the dispute resolution provisions set forth in Section 11.11 of the Contribution Agreement.

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Section 4.3           Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an inunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 4.4           Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 4.5           Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 4.6           Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 4.7           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 4.8           Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) the REIT (with the Consent of the REIT) and (ii) JSE; provided, that any amendment of this Agreement that would disproportionately and adversely affect an Equity Holder relative to the Equity Holders in the aggregate shall not be effective against any such adversely affected Equity Holder without his written consent. No delay or omission by any party hereto to exercise any right or power under this Agreement or pursuant to Law shall impair such right or power or be construed as a waiver thereof. A waiver by or for the benefit of party any provision of this Agreement shall not be construed to be a waiver of any other provision of this Agreement or a waiver for the benefit or any other party hereto.

Section 4.9           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 4.10         Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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Section 4.11         Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 4.12         Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 4.13         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of each Equity Holder, the REIT or the Operating Partnership under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

PHILLIPS EDISON GROCERY CENTER REIT I, INC.,
a Maryland corporation

By:	/s/ Devin I. Murphy
Devin I. Murphy, CFO, Treasurer and Secretary

OPERATING PARTNERSHIP:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership

By:	PHILLIPS EDISON GROCERY CENTER
OP GP I LLC,
a Delaware limited liability company,
its general partner

By:	PHILLIPS EDISON GROCERY CENTER
REIT I, INC.,
a Maryland corporation,
its sole member

By:	/s/ Devin I. Murphy
Devin I. Murphy, Vice President

EQUITY HOLDERS:

/s/ Jeffrey S. Edison
JEFFREY S. EDISON

/s/ Devin I. Murphy
DEVIN I. MURPHY

/s/ Robert F. Myers
ROBERT F. MYERS

/s/ R. Mark Addy
R. MARK ADDY

[Lock-Up Partners - Signature Page to Lock-Up Agreement]